Exhibit 99.1

310 Holdings Inc. Acquires  Chemical Company, Pak-It

NIAGARA FALLS, Ontario, Sept 30, 2009 (GlobeNewswire via COMTEX) -- 310 Holdings Inc. (OTCBB:TRTN) is pleased to announce that the Company has completed the acquisition of Pak-It, LLC a privately-owned chemical company. Pak-It shareholders will receive 625,000 of 310 restricted Common Stock pursuant to the Agreement. The income from the combined operations of the entities as well as licensing fees will be used to pay off all Pak-It debt (approximately $3.6 Million) and provide working capital to the Company for other operations. The Company also intends to open a Pak-It manufacturing operation in Canada.

The acquired company currently does business as Pak-It™, DCL Solutions (a bulk chemical packaging company), and Vanguard with its administrative and selling office in Clearwater, Florida and the DCL 60,000 sq. ft. manufacturing factory located in Philadelphia, PA.  Visit www.pakit.com for detailed information on Pak-It.

Pak-It, with 42 products, currently uses its patented Pak-It™ water-soluble liquid packets to deliver concentrated glass cleaner, disinfectant, and many essential multi-purpose cleaning products for use on floors, carpets, in kitchens, restrooms, and laundry establishments, etc. shipped in tiny packages of condensed cleaner.  This delivery method is "green" since it's fully biodegradable and saves thousands of dollars in shipping, and does not contribute to landfill waste or pollution. The user simply adds water to the container without measuring, ripping, or cutting the Pak-It™.  Large national retailers as well as numerous Building Maintenance Contractors are already successfully using these eco-friendly products and have documented significant cost savings from shipping, training, inventory control and space utilization.

John Bordynuik, 310 Holdings Inc. CEO and President, stated, "We are extremely excited about this important acquisition, since the shared facilities of DCL Solutions will provide us with the expertise and ability to produce our proprietary catalyst and accelerate the planned expansion of our P2O technology and processors, in addition to giving us a green product line with huge revenue potential and excellent profit margins. Furthermore, we also gain access to a powerful management team with over 100 years of combined business experience, specializing in international marketing, finance, law, operations, restructurings, and merges and acquisitions.”

Pak-It will set up a manufacturing site and deliver two machines to Canada in order for 310’s operations staff to produce sufficient “Made in Canada” packet quantities to satisfy anticipated market demand.  The Canadian Pak-It operations staff will be housed in the Company’s existing Niagara Falls office location. Management believes that the Canadian marketplace offers huge growth potential for this unique, cost-effective “green” product line and consequently, will be launching an aggressive marketing and media campaign to introduce and develop Pak-It brand awareness. Furthermore, 310 Holdings, Inc. will be introducing the Pak-It products to its existing institutional clientele to add to already growing U.S. operations and sales.

Pak-It executives joining the 310 team include Pak-It CEO, Robert G. Shoemaker; founders Geoffrey C. Weber, Richard M. Haber and Stephen Seneca and VP of Operations and Technical Director Ronald Kurp and Vice President of Sales & Marketing Frank Wiley.

Commenting on the new 310, Mr. Bordynuik said, “These new appointments in the 310 management team will provide a solid foundation for scaling the entire organization to execute rapid growth in our profit centers, and provide the most innovative technologies to our customers. Our team will be complete with a CFO that we will be appointing in the next few days.”

Over the next few days, 310 will issue further press releases to provide shareholders information about Plastic2Oil, Data Migration, Javaco, and Pak-It updates.

About 310 Holdings Inc.

John Bordynuik purchased 63% of the issued and outstanding shares of 310 Holdings on April 23, 2009. Subsequently, John Bordynuik was appointed President and CEO of the Company. John Bordynuik has returned 10 million shares of his personal stock to the treasury in June 2009 to make acquisitions. As of September 30, 2009, 310 is profitable, has nearly 95 employees, 2 major manufacturing facilities and offices in the US, Canada and Mexico with a head office at 500 Technology Square in Cambridge Massachusetts.

On July 16, 2009, 310 Holdings Inc. acquired certain assets of John Bordynuik Inc., including all of its intellectual property, its custom tape processing hardware, its Swahili data migration system, fixed assets, and its current customer base. Our revenue sources presently include (i) income from reading archived tapes (including microfiche) from clients such as NASA (ii) income from the recently acquired JavaCo, Inc, (iii) income from the sale of Pak-It products, and bulk chemical facility which we realize beginning October 1, 2009, and (iv) from the anticipated commencement of operations in the fourth quarter of 2009 with Plastic2Oil, a process and service that converts plastic to fuel oil.

For more information, please see http://www.310holdings.com and http://www.johnbordynuik.com and http://www.javacoinc.com and http://www.pakit.com/ .

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees and of 1995. Those statements include statements regarding the intent, belief or current expectations of 310 Holdings Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: 310 Holdings Inc.

By Staff

CONTACT:

310 Holdings Inc.

John Bordynuik, President and CEO

john@310holdings.com

Investor Relations

Katie Matkowski

+1 (289) 296-5538

Katie@310holding.com

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